NEWS RELEASE

                         CONTACT:                 96-15
[LOGO]
                              Robert D. Mrlik or  John E. Pluhowski
American General Corporation  Vice President -    Director - Corporate
P. O. Box 3247                Investor Relations  Communications
Houston, Texas 77253          (713) 831-1137      (713) 831-1149


     FOR IMMEDIATE RELEASE

          AMERICAN GENERAL ADVANCES PRESIDENT TO CEO

     Houston, October 24, 1996 -- The Board of Directors of
American General Corporation (NYSE-AGC), in accordance with the company's plan for CEO succession, today announced that Robert M. Devlin, president, has been named to the additional post of CEO. Under the plan announced in 1995, Harold S. Hook, who has served as chairman and CEO since
1978, will continue as chairman until the annual shareholders' meeting in 1997, at which time Mr. Devlin will be named chairman. Mr. Devlin is only the fourth CEO since the company's founding in 1926.

     In a related action, the board elected James S.
D'Agostino, Jr. to American General's board of directors and announced that Mr. D'Agostino will succeed Mr. Devlin as president at the annual shareholders' meeting in 1997.
At that time, Mr. D'Agostino will become a member of the office of the chairman along with Mr. Devlin and Jon P.
Newton, vice chairman and general counsel. Until the 1997 annual meeting, Mr. D'Agostino will continue to serve as chairman and CEO of American General Life and Accident
Insurance Company in Nashville, a position he assumed in 1993.

In commenting on the announcement, Mr. Devlin said, "Under
Harold's leadership, American General has grown to be one of the nation's largest and most successful diversified financial services organizations. This extraordinary record was achieved in a period of unprecedented change for the industry and at a time during which American General's business segments were significantly transformed. Also, I am pleased that Jim has been elected to our Board and will be joining the office of the chairman as president next spring. I look forward to working closely with Jon and Jim in continuing American General's commitment to building shareholder value and providing quality service for our customers."

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                    News Release 96-15, October 24, 1996 - Page 2
                                   American General Corporation

Mr. Hook, 65, joined American General in 1970 as president of a life insurance subsidiary. He was elected to American
General's board of directors in 1972 and was elected president of the parent company in 1975 and chairman and CEO in 1978. A Chartered Life Underwriter (CLU), Mr. Hook holds two degrees, a BS degree in Business Administration and an MA degree in Accounting, from the University of Missouri (Columbia).

Mr. Devlin, 55, joined American General in 1977 in an insurance subsidiary and has served in a broad range of senior management positions in the parent company and in operating subsidiaries. He was elected vice chairman and director of American General Corporation in 1993 and served in that position before being elected president in 1995.
Mr. Devlin served as president and CEO of Houston-based
American General Life Insurance Company from 1986 to 1993.
A Chartered Life Underwriter (CLU), he holds a BA degree in
Economics from Tulane University.

Mr. D'Agostino, 50, joined American General in 1986 and held several key management positions in the parent company before being named chairman and CEO of the Nashville-based life insurance subsidiary in 1993. He holds two degrees, a BS degree in Economics from Villanova University and a JD degree from Seton Hall University School of Law. Mr.
D'Agostino has completed the Advanced Management Program at Harvard University.

American General Corporation is one of the nation's largest diversified financial services organizations with assets of $64 billion and shareholders' equity of $5.4 billion.
Headquartered in Houston, it is a leading provider of retirement annuities, consumer loans, and life insurance to over eight million households. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.


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